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                                                                   EXHIBIT 99.14

                                                                  EXECUTION COPY

                              COPYRIGHT ASSIGNMENT

            THIS COPYRIGHT ASSIGNMENT (this "Assignment") is made and entered into as of January 21, 2005 ("Effective Date") by and between NACT Telecommunications, Inc., a Delaware corporation ("Assignor"), and NACT Acquisition, Inc., a Delaware corporation ("Assignee").

            WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated January 21, 2005 (the "Agreement") pursuant to which Assignee agreed to purchase from Assignor and Assignor agreed to sell certain of the assets, properties, rights and businesses of Assignor, subject to the terms and conditions of the Agreement;

            WHEREAS, pursuant to the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the copyright registrations and applications for copyright registration set forth on Schedule A, in each case, together with the goodwill of the business associated therewith (collectively, the "Copyrights"); and

            WHEREAS, Assignee is a successor to Assignor's business, and that business is ongoing and existing.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee the entire right, title and interest in and to the Copyrights, for the United States and for all foreign countries, including, without limitation, any and renewals in connection therewith, for Assignee's own use and enjoyment, and for the use and enjoyment of Assignee's successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, together with all income, royalties or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Copyrights, with the right to sue for, and collect the same for Assignee's own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.

            Assignor hereby requests the United States Register of Copyrights, and the corresponding entities or agencies in any applicable foreign countries, to record Assignee as the assignee and owner of the Copyrights.

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            IN WITNESS WHEREOF, Assignor and Assignee have caused this
Assignment to be executed by their duly authorized representatives as of the Effective Date.

NACT TELECOMMUNICATIONS, INC.                    NACT ACQUISITION, INC.

By: /s/ Juliet M. Reising                        By: /s/ Christian P. Michalik
   ----------------------------                     ----------------------------
Name:   Juliet M. Reising                        Name:   Christian P. Michalik
     --------------------------                       --------------------------
Title:  Vice President                           Title:  Vice President
      -------------------------                        -------------------------




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                                   SCHEDULE A

U.S. Copyright Reg. No. TXu-1-027-342 for NTS software

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